                                                                    EXHIBIT 10.9

                            WEST POINTE BANCORP, INC.
                                       AND
                       WEST POINTE BANK AND TRUST COMPANY
                          SALARY CONTINUATION AGREEMENT

      THIS AGREEMENT is made as of the 1st day of January, 2003, by and between WEST POINTE BANCORP, INC. and WEST POINTE BANK AND TRUST COMPANY, a holding company and a state commercial bank, located in Belleville, Illinois (the "Company") and Robert G. Cady (the "Executive").

                                  INTRODUCTION

      To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

      The Executive and the Company agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

            1.1.1 "Change of Control" means:

                  (a) The consummation by either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company of a merger, consolidation or other reorganization if the percentage of the voting common stock of the surviving or resulting entity held or received by all persons who were owners of common stock of West Pointe Bancorp, Inc.


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

                        or West Pointe Bank and Trust Company, whichever is applicable, immediately prior to such merger, consolidation or reorganization is less than 50.1% of the total voting common stock of the surviving or resulting entity outstanding immediately after such merger, consolidation or reorganization and after giving effect to any additional issuance of voting common stock contemplated by the plan for such merger, consolidation or reorganization;

                  (b) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by West Pointe Bancorp, Inc.'s or West Pointe Bank and Trust Company's shareholders, whichever is applicable, of each new director during such two year period was approved by a vote of at least two-thirds of the directors of such entity then still in office who were directors at the beginning of such two year period;

                  (c) The sale, lease, exchange or other transfer of all or substantially all of the assets (in one transaction or in a series of related transactions) of either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company to another corporation or entity that is not owned, directly or indirectly, by either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company. "Substantially all"


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

                        shall mean a sale, lease, exchange or other transfer involving seventy percent (70%) or more of the fair market value of the assets of such entity; or

                  (d) The liquidation or dissolution of either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company;

      Followed within twelve (12) months by the Executive's Termination of Employment for reasons other than death, Disability or retirement.

            1.1.2 "Code" means the Internal Revenue Code of 1986, as amended.

            1.1.3 "Disability" means the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

            1.1.4 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

            1.1.5 "Early Termination Date" means the month, day and year in which Early Termination occurs.

            1.1.6 "Effective Date" means January 1, 2003.

            1.1.7 "Normal Retirement Age" means the Executive's 65th birthday.

            1.1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.


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            1.1.9 "Plan Year" means a twelve month period commencing on January
      1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

            1.1.10 "Termination for Cause" See Section 5.2.

            1.1.11 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

                                   ARTICLE 2

                          SALARY CONTINUATION BENEFITS

      2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

            2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is thirty two thousand six hundred twelve dollars ($32,612). Company's Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

            2.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 12 equal monthly installments on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing until a total of


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      179 additional monthly payments have been made to the Executive or to the
      Executive's beneficiary.

            2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, in its sole discretion, may increase the benefit.

      2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

            2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by vesting the Executive in 20 percent of the Accrual Balance set forth in Schedule A for the sixth Plan Year, and an additional 20 percent of said amount for each succeeding year thereafter until the Executive becomes 100 percent vested in the accrual balance. The benefit is determined by calculating a 15-year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of 7.5 percent, compounded monthly. However, any increase in the annual benefit under Section 2.1.1 shall require the recalculation of the Early Termination benefit on Schedule A.

            2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment and continuing for 179 additional months.


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            2.2.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

      2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

            2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs, determined by vesting the Executive in 20 percent of the Accrual Balance set forth in Schedule A for the sixth Plan Year, and an additional 20 percent of said amount for each succeeding year thereafter until the Executive becomes 100 percent vested in the accrual balance. The benefit is determined by calculating a 15-year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of 7.5 percent, compounded monthly. However, any increase in the annual benefit under Section 2.1.1 shall require the recalculation of the Early Termination benefit on Schedule A.

            2.3.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment and continuing for 179 additional months.

            2.3.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.


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      2.4 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

            2.4.1 Amount of Benefit. The annual benefit under this Section 2.4 is the Normal Retirement Benefit amount described in Section 2.1.1. The Executive shall be 100 percent vested in this benefit. However, any increase in the annual benefit under Section 2.1.1 would require the recalculation of the Change of Control benefit on Schedule A.

            2.4.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Age and continuing for 179 additional months.

            2.4.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

                                   ARTICLE 3

                                 DEATH BENEFITS

      3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Salary Continuation Benefits of Article 2.

            3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit. However, any increase in the annual benefit under Section 2.1.1 shall require the recalculation of the death benefit on Schedule A.


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            3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's death. The annual benefit shall be paid to the beneficiary for a period of 15 years. Provided, that the Company may, at its sole option, pay the death benefit in a lump sum in lieu of monthly installments. The amount of such lump sum benefit shall be the Accrual Balance at age 65 set forth on Schedule A.

      3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

      3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive's beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived, however, said benefit payments will commence upon the Executive's death.

                                    ARTICLE 4

                                  BENEFICIARIES

      4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the


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

Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

      4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 5

                               GENERAL LIMITATIONS

      5.1 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, if the benefits otherwise payable under this Agreement would cause an excise tax to be payable under the excess parachute rules of Section 280G of the Code, such benefits shall be cut back to the minimum extent necessary so that no such excise tax will be payable.

      5.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:

            5.2.1 Gross negligence or gross neglect of duties;

            5.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or


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            5.2.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

      5.3 Competition After Termination of Employment. The Company shall not pay any benefit under this Agreement if, during the three year period commencing on the date of the Executive's Termination of Employment, the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a 10% partner in a partnership, or as a 10% shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 10 mile radius) of the principal place of business of the Company, which enterprise is, or may be deemed to be competitive with any business carried on by the Company as of the date of termination of the Executive's employment or retirement. This section shall not apply following a Change of Control. This section shall not require the Executive to repay any benefits previously received under this Agreement.

      5.4 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                   ARTICLE 6

                          CLAIMS AND REVIEW PROCEDURES

      6.1 Claims Procedure. A Participant or beneficiary ("claimant") who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:


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

            6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

            6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

            6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                        6.1.3.1 The specific reasons for the denial.

                        6.1.3.2 A reference to the specific provisions of the
                                Plan on which the denial is based.

                        6.1.3.3 A description of any additional information or
                                material necessary for the claimant to perfect the claim and an explanation of why it is needed.

                        6.1.3.4 An explanation of the Plan's review procedures
                                and the time limits applicable to such
                                procedures, and


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

                        6.1.3.5 A statement of the claimant's right to bring a
                                civil action under ERISA Section 502 (a) following an adverse benefit determination on review.

      6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

            6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

            6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

            6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered, in the initial benefit determination.

            6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60 day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

            6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                        6.2.5.1 The specific reasons for the denial.

                        6.2.5.2 A reference to the specific provisions of the
                                Plan on which the denial is based.

                        6.2.5.3 A statement that the claimant is entitled to
                                receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

                        6.2.5.4 A statement of the claimant's right to bring a
                                civil action under ERISA Section 502 (a).

                                   ARTICLE 7

                           AMENDMENTS AND TERMINATION

      This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                   ARTICLE 8

                                  MISCELLANEOUS

      8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.


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

      8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

      8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

      8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

      8.5 Applicable Law. This Agreement and all rights hereunder shall be construed and governed by the laws of the State of Illinois, without regard to the principles of conflicts of law which might otherwise apply.

      8.6 Unfunded Arrangement. The Executive and beneficiaries are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

      8.7 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.


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

      8.8 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

            8.8.1 Interpreting the provisions of the Agreement;

            8.8.2 Establishing and revising the method of accounting for the Agreement;

            8.8.3 Maintaining a record of benefit payments; and

            8.8.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

      8.9 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

      IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                                COMPANY:

                                          WEST POINTE BANCORP, INC. and
                                          WEST POINTE BANK AND TRUST COMPANY


/s/ Robert G. Cady                        By /s/ Terry W. Schaefer
------------------------------------        ----------------------------------
Robert G. Cady                            Title
                                               -------------------------------

                             BENEFICIARY DESIGNATION

                          WEST POINTE BANCORP, INC. AND
                       WEST POINTE BANK AND TRUST COMPANY
                          SALARY CONTINUATION AGREEMENT

                                 ROBERT G. CADY

I designate the following as beneficiary of any death benefits under the WEST POINTE BANCORP, INC. and WEST POINTE BANK AND TRUST COMPANY Salary Continuation
Agreement:

Primary:

        ----------------------------------------------------------------------

------------------------------------------------------------------------------

Contingent:

           -------------------------------------------------------------------

------------------------------------------------------------------------------

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S)
      AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature
         ---------------------------

Date
    --------------------------------

Accepted by the Company this _____ day of _______________, 200__.

By
  ----------------------------------

Title
     -------------------------------


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

Clark/Bardes Consulting      WEST POINTE BANK & TRUST CO.
                             SCHEDULE A
                             --------------------------------------------------

Robert G. Cady                                      Early Voluntary
DOB: 9/3/1947                                         Termination           Disability        Change of Control      PreRetirement
Effective Date: 1/1/2003                                                                                             Death Benefit
Retirement Age: 65                                     Installment           Installment         Installment          Installment
Payments: Monthly Installments                     Payable Immediately   Payable Immediately    Payable at 65
------------------------------------------------   -------------------  --------------------  -------------------   ---------------
                              Benefit    Accrual             Based On             Based On              Based On        Based On
                               Level     Balance   Vesting    Accrual    Vesting   Accrual    Vesting    Benefit         Benefit
Period                        -------   --------   -------   --------    -------  --------    -------   ---------   ---------------
Ending                  Age      (1)       (2)        (3)        (4)       (5)       (6)         (7)       (8)             (9)
-------------------    ----   -------   --------   -------   --------    -------  --------    -------   ---------   ---------------
Dec 2003(1)             56     32,612     21,603       0%           0         0%        0       100%      32,612           32,612
Dec 2004                57     32,612     44,884       0%           0         0%        0       100%      32,612           32,612
Dec 2005                58     32,612     69,972       0%           0         0%        0       100%      32,612           32,612
Dec 2006                59     32,612     97,007       0%           0         0%        0       100%      32,612           32,612
Dec 2007                60     32,612    126,142       0%           0         0%        0       100%      32,612           32,612

Dec 2008                61     32,612    157,538      20%       3,483        20%     3,483      100%      32,612           32,612
Dec 2009                62     32,612    191,372      40%       8,462        40%     8,462      100%      32,612           32,612
Dec 2010                63     32,612    227,832      60%      15,112        60%    15,112      100%      32,612           32,612
Dec 2011                64     32,612    267,122      80%      23,624        80%    23,624      100%      32,612           32,612
Aug 2012                64     32,612    294,996      80%      26,090        80%    26,090      100%      32,612           32,612

                                             Starting 9/1/2012, only interest is accrued.

Sep 2013                65     32,612    294,996     100%      32,612       100%    32,612      100%      32,612           32,612
                                  September 3, 2012 Retirement; October 1, 2012  First Payment Date


(1) The first line reflects 12 months of data, January 2003 to December 2003.

Salary Continuation Plan for West Pointe Bank & Trust Co., Belleville, IL [ILLEGIBLE]

ROBERT G. CADY

[ILLEGIBLE]